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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Amendment No. 4 to Registration Statement No. 333-43793 of Flour City International, Inc. on Form S-1 of our reports dated December 5, 1997 (April 2, 1998 with respect to Notes 2 and 15) on the financial statements of Flour City International, Inc. and June 4, 1997 on the financial statements of Flour City Architectural Metals, Inc. appearing in the Prospectus, which is part of such Registration Statement and of our Report dated December 5, 1997 relating to the Financial Statement Schedule appearing elsewhere in such Registration Statement.

     We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Nashville, Tennessee
May 20, 1998